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            EXHIBIT 23.0     CONSENT OF KPMG LLP



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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
FIRSTFED AMERICA BANCORP, INC.


We consent to incorporation by reference in the Registration Statement on Form S-8 of FIRSTFED AMERICA BANCORP, INC. of our report dated April 24, 2002, of FIRSTFED AMERICA BANCORP, INC. and subsidiaries, ("FIRSTFED") with respect to the consolidated balance sheets of FIRSTFED as of March 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2002, which appears in the Annual Report on Form 10-K for the year ended March 31, 2002.



                                                          /s/KPMG LLP




Boston, Massachusetts
June 27, 2002